Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES FEBRUARY CASH DISTRIBUTION

DALLAS, Texas, February 18, 2020 – Simmons Bank, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.050278 per unit, payable on March 13, 2020, to unit holders of record on February 28, 2020.

This month’s distribution increased from the previous month due primarily to a decrease in the LOE, CAPEX and annual reconciliation of Ad Valorem taxes for both Waddell Ranch and the Texas Royalty Properties. Pricing for oil and gas production declined slightly for the month, offset by a slight increase in production for oil but gas production declined. This reflects the production month of November. Capital Expenditures decreased to reflect the end of year-end facility work. Lease Operating Expenses (LOE) for the Waddell Ranch properties decreased this month to reflect curtailing of contract services for year-end facilities work on the Waddell Ranch. The Texas Royalty Properties saw a decrease in the posting of production of oil and gas, primarily due to the timing of receipts in the month of November. Pricing for oil and gas production both slightly decreased for the Texas Royalty Properties.

WADDELL RANCH

Production for the underlying properties at the Waddell Ranch was 49,299 barrels of oil and 281,640 Mcf of gas. production for the Trust’s allocated portion of the Waddell Ranch was 16,614 barrels of oil and 91,367 Mcf of gas. The average price for oil was $60.15 per bbl and for gas was $1.00 per Mcf. This would primarily reflect production and pricing for the month of December for oil and the month of November for gas. These allocated volumes were significantly impacted by the pricing of both oil and gas.

This production and pricing for the Underlying Properties resulted in revenues for the Waddell Ranch Properties of $3,246,857. Deducted from these would be the Lease Operating Expense (LOE) of $1,639,530, taxes of $143,772 and Capital Expenditures (CAPEX) of $83,442 totaling $1,866,744 resulting in a Net Profit of $1,380,113 for the month of January. With the Trust’s Net Profit Interest (NPI) of 75% of the underlying properties, this would result in a net contribution by the Waddell Ranch Properties of $1,035,084 to this month’s distribution.

ConocoPhillips has advised the Trust of the 2020 budget for the Waddell Ranch reflecting no new drill wells on the Waddell Ranch. Also, base well work of $700,000, gross, ($300,000 net to the trust) and facilities work of $700,000, gross, ($300,000 net to the Trust) bringing a total of $1.4 million, gross, ($600,000 to the trust) of projects for 2020. There are no recompletions planned for the year of 2020.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	49,299	281,640	16,614	91,367	*	$60.15	$1.00	**
Texas Royalties	22,232	14,854	19,096	12,767	**	$55.47	$4.48	**
Prior Month
Waddell Ranch	49,150	330,903	13,009	87,452	*	$60.81	$1.47	**
Texas Royalties	25,046	14,854	21,752	12,908	*	$55.62	$4.51	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 22,232 barrels of oil and 14,854 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 19,096 barrels of oil and 12,767 of gas. The average price for oil was $55.47 per bbl and for gas was $4.48 per Mcf. This would primarily reflect production and pricing for the month of December for oil and the month of November for gas. These allocated volumes were impacted by the pricing of both oil and gas.

This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,299,602. Deducted from these were taxes of $167,687 and adding in the reimbursement of ad valorem taxes of 311,085 resulting in a Net Profit of $1,443,000 for the month of January. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $1,370,850 to this month’s distribution.

General and Administrative Expenses deducted for the month were $63,939 resulting in a distribution of $2,343,423 to 46,608,796 units outstanding, or $0.050278 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

The 2019 tax information packets are expected to begin mailing directly to unit holders in early March 2020. A copy of the 2019 tax information booklet has been posted on Permian’s website. In addition to the tax booklet the Permian website also offers two simple calculators for computing the income and expense amounts and the cost depletion. Both calculators have been updated for 2019 tax reporting.

Permian’s cash distribution history, current and prior year financial reports, including a summary of reserves as of 1/1/2019, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on Permian’s website at http://www.pbt-permian.com/.

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Contact: Ron Hooper, Senior Vice President, Simmons Bank, Trustee, Toll Free – 1.855.588.7839